Execution copy

EXHIBIT 10.22

CONTINGENT RIGHTS AGREEMENT

This CONTINGENT RIGHTS AGREEMENT (this "Agreement"), dated January 13, 2020 (the "Effective Date"), is entered into by and between Soluna Technologies, Ltd., a private limited company incorporated under the laws of British Columbia ("Soluna"), and Mechanical Technology, Incorporated, a New York corporation (the "Investor").  Soluna and the Investor are sometimes referred to herein, individually, as a "party" and, collectively, as the "parties".

R E C I T A L S:

WHEREAS, simultaneous with the entering into of this Agreement, (a) Soluna and the Investor are  consummating an investment by which the Investor is becoming the holder of Soluna Class A Preferred Stock (such investment, the "Series A Investment") pursuant to, among other operative documents, a certain Share Purchase Agreement with respect thereto (the "Share Purchase Agreement") and (b) Soluna and a wholly-owned Subsidiary of Investor are entering into an Operating and Management Agreement pursuant to which Soluna will assist such wholly-owned Subsidiary with the creation, development, assembly and construction, as applicable, of a pilot cryptocurrency facility to be composed of tangible and intangible assets that interact to integrate with the bitcoin blockchain network and are physically located in North America or another geographic location mutually agreed to by the parties (all such assets currently and in the future owned by the Investor, such wholly-owned Subsidiary of Investor or their assigns, collectively, the "Pilot Mine Program");

WHEREAS, in connection with the consummation of the Series A Investment and entering into of the Operating and Management Agreement with respect to the Pilot Mine Program, the parties wish to grant and devise to the Investor certain conditional future investment rights with respect to Soluna and its Subsidiaries as set forth herein; and

WHEREAS, the entering into of this Agreement is a material inducement for the Investor to consummate the Series A Investment and facilitate its wholly-owned Subsidiary's entering into of the Operating and Management Agreement, with the consummation of such Series A Investment and the entering into of the Operating and Management Agreement deemed by the parties to be part of the material consideration exchanged for the rights of Investor set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, including Ten and 00/100 United States Dollars ($10.00), cash-in-hand paid, and intending hereby to be legally bound, Soluna and the Investor hereby agree and stipulate as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

           1.1        Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person.  For the purposes of this Agreement, "control," when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

"Agreement" has the meaning set forth in the Preamble.

"Applicable Law" means, as to any Person, any federal, state, municipal and local law, statute, ordinance, regulation, order, directive, policy and decision rendered by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein, including, in the case of the Investor, any requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder which shall be in effect from time to time.

"Business Day" means a day other than a Saturday, a Sunday or a day that is a nationally recognized holiday in the United States.

"Capital Stock" means the common stock of Soluna, any preferred stock authorized by Soluna (including the Soluna Class A Preferred Stock) and any other class or series of capital stock or other equity securities of Soluna, whether authorized as of or after the date hereof.

"Effective Date" means the date set forth in the Preamble.

"Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Investor" has the meaning set forth in the Preamble.

"Investor Additional Purchase Notice" has the meaning set forth in Section 3.2.

"New Project Finance Equity Purchase Price" has the meaning set forth in Section 2.1(a).

"New Phase I Project Financing Equity" shall mean any capital stock (including Capital Stock), membership interest, unit or other similar securities of any type whatsoever (other than debt securities not convertible into equity securities) of Soluna or any of its Subsidiaries, whether authorized now or in the future, and any rights, options or warrants to purchase any such capital stock (including Capital Stock), membership interest or other securities of Soluna or any of its Subsidiaries, including Stock Equivalents and any such rights that may become convertible into or exchangeable or exercisable for any such capital stock (including Capital Stock), membership interest or other securities of Soluna or any of its Subsidiaries, to the extent the foregoing are issued to fund the equity portion of a Phase I Project Financing that is not allocated to the single lead investor or debt financing providers in respect of the applicable Phase I Project Financing, including, without limitation, any equity co-investment or similar right that accompanies the debt financing associated with a project financing of Soluna or its Subsidiaries.

"Operating and Management Agreement" means that certain Operating and Management Agreement, dated even date herewith and substantially in the form of Exhibit A hereto, entered into by and between Soluna and a wholly-owned Subsidiary of Investor, as such agreement may be amended or modified from time to time.

"Original Purchase Price" means the purchase price for a single share of Soluna Class A Preferred Stock paid by Investor to Soluna in connection with the Series A Investment being consummated simultaneously with the entering into of this Agreement.

"party" or "parties" has the meaning set forth in the Preamble.

"Person" means any individual, joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association or other incorporated or unincorporated entity, and the heirs, executors, administrators, legal representatives, successors and assigns of that person where the context so admits.

"Phase I Project" means the initial 100 MW phase of a wind power generation project and the initial data processing center, each as  sponsored by Soluna or its Affiliates, including all equipment, improvements and assets associated therewith, currently contemplated to be sited on land with respect to which Soluna has acquired development rights located in the city of Dakhla, region of Oued-Ed-Dahab, Kingdom of Morocco.

"Phase I Project Financial Closing" means the consummation of a Phase I Project Financing determined based upon (a) all material project and financing agreements having been executed and delivered by the applicable counterparties with respect to such Phase I Project Financing, (ii) all conditions for funding and legal closing with respect to such agreements having been satisfied or waived by the applicable parties and (iii) Soluna or its related Subsidiary or Affiliate being capable of drawing upon the applicable financing to commence work on the Phase I Project.

"Phase I Project Financing" means a project financing supporting the Phase I Project having an aggregate financing value in excess of Fifty Million United States Dollars ($50,000,000.00) (net of costs and fees).

"Pilot Mine Program" has the meaning set forth in the Recitals.

"Pilot Mine Program Plan Delivery" means when Soluna has, as mutually determined in good faith by the parties, completed the "Development Services" set out and described in Exhibit A of the Operating and Management Agreement in compliance with the terms and conditions of said Operating and Management Agreement.

"Preemptive Notice" has the meaning set forth in Section 2.1(a).

"Public Offering" means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

"Qualified Public Offering" means the sale, in a firm commitment underwritten Public Offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of common stock of Soluna having an aggregate offering value (net of underwriters' discounts and selling commissions) of at least Fifty Million and 00/100 United States Dollars ($50,000,000.00).

"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

"Series A Investment" has the meaning set forth in the Recitals.

"Share Purchase Agreement" has the meaning set forth in the Recitals.

"Soluna" has the meaning set forth in the Preamble.

"Soluna Class A Preferred Stock" means the Class A Preferred Stock of Soluna, no par value per share.

"Stock Equivalents" means any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for or with a value derived in whole or part from Capital Stock, and any option, warrant or other right to subscribe for, purchase or acquire Capital Stock or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

"Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

           1.2        Interpretation.  Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to "Articles" and "Sections" refer to articles and sections of this Agreement; (c) unless expressly set forth to the contrary, references to "Exhibits" refer to the exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to laws or agreements refer to such laws or agreements as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (e) the terms defined herein include the plural as well as the singular and vice versa; and (f) references to money refer to legal currency of the United States of America.

ARTICLE II

PRE-EMPTIVE RIGHT ON EQUITY ISSUANCES

        2.1           Pre-emptive Right of Subscription

(a)        In the event that, at any time, Soluna or any Subsidiary of Soluna shall decide to undertake an issuance of New Phase I Project Financing Equity, Soluna shall, or shall cause such Subsidiary to, confer in good faith with the Investor to discuss the nature and structure of the applicable project financing to which the New Phase I Project Financing Equity relates.  Soluna shall use all commercially reasonable efforts to accommodate any Investor preference or desire to invest in any particular entity or level of the Phase I Project Financing (i.e., whether in Soluna, a Soluna Subsidiary or (if acceptable to the lead investor) directly in the Phase I Project Financing vehicle).  Promptly following such consultation, Soluna shall deliver written notice of its decision to undertake an issuance of New Phase I Project Financing Equity to the Investor.  Such written notice shall describe (i) the amount, type and terms of such New Phase I Project Financing Equity, (ii) the purchase price per security for such New Phase I Project Financing Equity (the "New Project Finance Equity Purchase Price") to be paid by the purchasers of such New Phase I Project Financing Equity, (iii) the identity of any single lead investor in the Phase I Project Financing, and (iv) all other material terms upon which Soluna has decided to issue the New Phase I Project Financing Equity including the expected timing of such issuance, which shall in no event be less than thirty (30) days after the date upon which such notice is given (the "Preemptive Notice").  Investor shall have ten (10) Business Days from the date on which the Preemptive Notice is given to agree by written notice to Soluna to purchase, subject to Section 2.1(c), any or all (in Investor's sole discretion) of such New Phase I Project Financing Equity upon the general terms specified in the Preemptive Notice, up to an amount not exceeding Fifty Million United States Dollars ($50,000,000) unless otherwise agreed in writing by Soluna, stating therein the quantity of New Phase I Project Financing Equity to be purchased by the Investor.  In the event that in connection with such a proposed issuance of New Phase I Project Financing Equity, the Investor shall for any reason fail or refuse to give such written notice to Soluna within such ten (10) Business Day period, the Investor shall, for all purposes of this Section 2.1(a), be deemed to have refused (in that particular instance only) to purchase any of such New Phase I Project Financing Equity and to have waived (in that particular instance only) all of its rights under this Section 2.1(a) to purchase any of such New Phase I Project Financing Equity.  Any New Phase I Project Financing Equity issued pursuant to this Section 2.1 shall be subject to Section 2.1(c) and be acquired by the Investor making payment to Soluna or its Subsidiary, as applicable, therefor simultaneous with the closing with respect to the project financing to which the New Phase I Project Financing Equity relates.

(b)        In the event and to the extent that such New Phase I Project Financing Equity contemplated by this Section 2.1 is not acquired by the Investor, Soluna shall be free to issue such New Phase I Project Financing Equity to any Person; provided, that (x) the price per security of New Phase I Project Financing Equity at which such New Phase I Project Financing Equity is being issued to and purchased by such Person is equal to or greater than the New Project Finance Equity Purchase Price and (y) the other terms and conditions pursuant to which such Person purchases such New Phase I Project Financing Equity are not more favorable, in the aggregate, than the terms set forth in the Preemptive Notice.

(c)     Notwithstanding anything in this Article II to the contrary, the following shall apply with respect to any purchase or contemplated purchase of New Phase I Project Financing Equity by the Investor pursuant to this Section 2.1:

(i)        In the event the Investor agrees to purchase New Phase I Project Financing Equity pursuant to Section 2.1(a) and the closing with respect to the Investor's purchase thereof is not consummated within one hundred eighty (180) days after the date of the Preemptive Notice, then following such one hundred eighty (180) day period the Investor may, by written notice to Soluna, unilaterally terminate the Investor's election to purchase the applicable New Phase I Project Financing Equity.  Following any such termination, the Investor shall have no obligation or liability to Soluna with respect to the applicable New Phase I Project Financing Equity previously elected to be purchased by the Investor.

(ii)       Until only such time as the Investor has purchased a total number of additional shares of Soluna Class A Preferred Stock having an aggregate purchase price of Three Million Five Hundred Thousand and 00/100 United States Dollars ($3,500,000.00) (excluding the Series A Investment being consummated simultaneous herewith), the Investor's exercise of its right to purchase New Phase I Project Financing Equity set forth in this Section 2.1 shall be subject to the limitation that for every Ten and 00/100 United States Dollars ($10.00) of New Phase I Project Financing Equity purchased by Investor pursuant to this Section 2.1, the Investor shall have previously purchased (excluding the Series A Investment being consummated simultaneous herewith) or shall simultaneously purchase One and 00/100 United States Dollar ($1.00) of additional shares of Soluna Class A Preferred Stock (whether pursuant to Article III or otherwise).  Soluna shall use all commercially reasonable efforts to facilitate the issuance of additional shares of Soluna Class A Preferred Stock to the Investor in a manner that permits the Investor's timely exercise of its right to purchase New Phase I Project Financing Equity set forth in this Section 2.1, and the parties shall cooperate in good faith to execute and deliver to one another subscription materials with respect to such additional Soluna Class A Preferred Stock that are of similar type and form as the subscription materials used to effectuate the Series A Investment being consummated simultaneously herewith.

ARTICLE III

FUTURE CONTINGENT INVESTMENT RIGHT

3.1       Initial Future Contingent Investment Right.  Within a period of sixty (60) days following Soluna's achievement of Pilot Mine Program Plan Delivery, the Investor shall purchase from Soluna, and Soluna shall sell and issue to the Investor, in exchange for a one-time payment of Two Hundred Fifty Thousand and 00/100 United States Dollars ($250,000.00) to Soluna by the Investor, additional shares of Soluna Class A Preferred Stock at a purchase price per share equal to the Original Purchase Price.  Following Soluna's achievement of Pilot Mine Program Plan Delivery, the parties shall cooperate in good faith to execute and deliver to one another subscription materials with respect to the additional Soluna Class A Preferred Stock contemplated by this Section 3.1 that are of similar type and form as the subscription materials used to effectuate the Series A Investment being consummated simultaneously herewith.  Soluna shall give the Investor at least ten (10) Business Days' written notice of the date of closing and, at said closing, the Investor shall pay the purchase price for the applicable additional shares of Soluna Class A Preferred Stock pursuant to either certified check or bank wire delivered to Soluna.  For the avoidance of doubt, the Investor's ability to acquire additional shares of Soluna Class A Preferred Stock pursuant to this Section 3.1 shall be conditioned, in all instances, upon Soluna's ability to achieve Pilot Mine Program Plan Delivery.

3.2        Additional Future Contingent Investment Right.  For a period of twelve (12) months following Soluna's achievement of Phase I Project Financial Closing, the Investor shall have the right to purchase from Soluna, and Soluna shall have the obligation to sell and issue to the Investor, in exchange for payment(s) of up to Three Million Two Hundred Fifty Thousand and 00/100 United States Dollars ($3,250,000.00) in the aggregate to Soluna by the Investor, additional shares of Soluna Class A Preferred Stock at a purchase price per share equal to the Original Purchase Price.  If the Investor desires to exercise its rights pursuant to this Section 3.2, the Investor shall deliver to Soluna a written notice (the "Investor Additional Purchase Notice") specifying the (a) Investor's intention to exercise such right, (b) amount of funds the Investor intends to pay for the applicable shares of Soluna Class A Preferred Stock to be received pursuant to this Section 3.2 and (c) Investor's calculation as to the number of shares of Soluna Class A Preferred Stock to be received by the Investor pursuant to this Section 3.2 taking account of the Original Purchase Price being applied thereto.  Unless mutually agreed by the parties to the contrary, the closing of the issuance of additional shares of Soluna Class A Preferred Stock pursuant to this Section 3.2 shall take place no more than sixty (60) days following receipt by Soluna of the Investor Additional Purchase Notice.  Soluna shall give the Investor at least ten (10) Business Days' written notice of the date of closing and, at said closing, the Investor shall pay the purchase price for the applicable additional shares of Soluna Class A Preferred Stock pursuant to either certified check or bank wire delivered to Soluna.  For the avoidance of doubt, the Investor shall be permitted to exercise its rights under this Section 3.2 in a single or multiple tranches, and the Investor's ability to acquire additional shares of Soluna Class A Preferred Stock pursuant to this Section 3.2 shall be conditioned, in all instances, upon Soluna's ability to achieve Phase I Project Financial Closing.  The rights of the Investor set forth in this Section 3.2 shall be exercised (including with respect to the number of shares of Soluna Class A Preferred Stock to be acquired) solely by the Investor in its sole and absolute discretion with Soluna having no right to assert a demand therefor.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1        Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  If any provision of this Agreement or the application thereof to either party or any circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to the other party or other circumstances is not affected thereby, and (b) the parties shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the parties in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

4.2        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, permitted successors and assigns.

4.3        Waiver. No waiver by either party of any default by the other party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the other party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the other party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

4.4         Amendment. This Agreement may not be modified or amended except by written agreement of the parties.

4.5         Headings. The headings contained in this Agreement are for convenience of reference only and do not constitute part of this Agreement.

4.6         Further Assurances.  Each of the parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

4.7          Assignment.  Neither party shall assign its rights or obligations hereunder without the prior written consent of the other party; provided, that the Investor may transfer its rights and obligations hereunder to an Affiliate upon written notice to Soluna, without the prior written consent of Soluna.

4.8          Entire Agreement.  This Agreement, along with the Share Purchase Agreement and Operating and Management Agreement, constitute the entire agreement of the parties relating to the relationship hereunder and supersede all provisions and concepts contained in all prior contracts or agreements between the parties with respect to such relationship, whether oral or written.

4.9           Counterparts.  This Agreement may be executed by electronic signature in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

4.10         Remedies.  Except as expressly provided herein, the remedies created by this Agreement are cumulative and in addition to any other remedies otherwise available at law or in equity.

4.11        Survival.         This Agreement, and the terms and provisions hereof, shall survive until the consummation of a Qualified Public Offering by Soluna.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth in this Agreement.

Soluna:

SOLUNA TECHNOLOGIES, LTD.

By: /s/ John Belizaire__________________
Name: John Belizaire
Title: CEO

Investor:

MECHANICAL TECHNOLOGY, INCORPORATED

By: /s/ Frederick W. Jones______________
Name: Frederick W. Jones
Title: Chief Executive Officer

[Signature Page to Investor Rights Agreement]

EXHIBIT A

Operating and Management Agreement

(see attached)

A-1